    As filed with the Securities and Exchange Commission on March 30, 2000.
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
            iGATE CAPITAL CORPORATION (Formerly Mastech Corporation)
             (Exact name of registrant as specified in its charter)

          Pennsylvania                                       25-1802235
(State or other jurisdiction of                           (I.R.S. Employer
        incorporation or                                  Identification No.)
         organization)
                                1004 McKee Road
                          Oakdale, Pennsylvania 15071
                                 412-787-2100
              (Address, including ZIP code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                Sunil Wadhwani
                    Co-Chairman and Chief Executive Officer
                           iGate Capital Corporation
                                1004 McKee Road
                         Oakdale, Pennsylvania  15071
                                 412-787-2100
           (Name, address, including ZIP code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                             James J. Barnes, Esq.
                              Carl A. Cohen, Esq.
                  Buchanan Ingersoll Professional Corporation
                One Oxford Centre, 301 Grant Street, 20th Floor
                     Pittsburgh, Pennsylvania  15219-1410
                                 412-562-8800
                               FAX 412-562-1041

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                    CALCULATION OF REGISTRATION FEE
===================================================================================================================================
   Title of Each Class of      Amount to be          Proposed Maximum                Proposed Maximum         Amount of Registration
 Securities to be Registered   Registered(1)  Offering Price per Share(1)(2)   Aggregate Offering Price(1)(2)         Fee(2)
Common Stock, par value           1,386,322             $52.5625                        $72,868,550.125              $19,237.30
$.01 per share
===================================================================================================================================

(1) Estimated solely for purposes of calculation of the registration fee. Represent shares to be sold by the selling shareholders named in this registration statement that may be acquired upon conversion of the Note. Also includes an indeterminate number of shares that the selling shareholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the Note.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on March 28, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     PROSPECTUS

                  SUBJECT TO COMPLETION, DATED March 30, 2000

                                1,386,322 Shares

                           iGATE CAPITAL CORPORATION

                                  Common Stock


     The shareholders of iGate Capital Corporation as described under the caption "Selling Shareholders" on page 9 of this prospectus are offering up to 1,386,322 shares of our common stock. The selling shareholders acquired these shares by converting a senior convertible promissory note issued by iGate in the aggregate principal amount of $30,000,000.

     Our shares of common stock are quoted on the Nasdaq National Market under the symbol "IGTE." The reported closing sale price for a single share for our common stock on March 28, 2000 was $51.50 per share.

     You should carefully review the "risk factors" beginning on page 2 for a discussion of things you should consider when investing in our common stock.

     Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not.

                 The date of this Prospectus is March 30, 2000

                               TABLE OF CONTENTS

                                                  Page
                                                  ----
iGATE............................................   1

RISK FACTORS.....................................   2

SELLING SHAREHOLDERS.............................   9

PLAN OF DISTRIBUTION.............................   9

WHERE YOU CAN FIND MORE INFORMATION..............  11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..  11

USE OF PROCEEDS..................................  12

LEGAL MATTERS....................................  12

EXPERTS..........................................  12
                                     iGATE

          iGate Capital Corporation, formerly named Mastech Corporation, was incorporated in the Commonwealth of Pennsylvania on November 12, 1996 and, through operating subsidiaries, is a worldwide provider of information technology ("IT") services and electronic commerce services ("eServices") to large and medium-sized organizations. From inception and throughout 1999, we conducted the majority of our business through our wholly owned subsidiary Mastech Systems Corporation, a Pennsylvania corporation that was formed in July 1986.

          We provide our clients with a single source for a broad range of IT applications solutions and eServices, including: client/server design and development, conversion/migration services, ERP package implementation services, electronic business systems and applications maintenance outsourcing. These services are provided in a variety of computing environments and use leading technologies, including client/server architecture, object oriented programming languages and tools, distributed database management systems and the latest networking and communications technologies.

          In March 2000, we announced an internal reorganization in which we changed our name to iGate Capital Corporation and we transferred substantially all of the assets of Mastech Systems to subsidiary operating companies. We believe that this reorganization will enhance our ability to identify and penetrate emerging IT and eServices markets quickly and effectively. The reorganization represents an initial step in our strategy to reassess the products and services that we offer and to significantly expand our portfolio of services through (i) internal creation and development of our existing services and (ii) acquisition of, or strategic investment in, new eServices businesses.

          In March 2000 we announced that our subsidiary Mascot Systems Ltd. ("Mascot") has filed a draft prospectus with the Securities and Exchange Board of India in order to effect an initial public offering of 10% of its equity shares.

                                  RISK FACTORS

     The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements" and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends," "continue" or "anticipates" or by similar expressions or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1999 and in our Forms 10-Q, is forward-looking, such as information related to the effects of our transformation into iGATE, and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to our new business model, government regulation, risks associated with the acquisition of companies and risks associated with technological changes. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

     These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve certain risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause such a difference include those discussed below.

                                ----------------

Our New Business Model is Unproven

     We have significantly reorganized our business, and there is no guarantee that this reorganization will be successful. We have adopted this new business model based on the belief that decentralizing our business among specialized operating subsidiaries and other companies in which we have equity interests (collectively, the "iGate Companies"), will enable us to be more responsive to the evolving IT and eServices markets. The success of our new business depends in part on the ability of the iGate Companies to work collaboratively, share information and leverage their collective resources to optimize strategic opportunities. We cannot be certain that this reorganization will improve our performance, and it is possible that the reorganization will detract from our performance. In addition, if we cannot convince potential strategic partners and acquisition targets of the value of our business model, our ability to acquire new companies and businesses may be adversely affected and our strategy for continued growth may not succeed.

Recruitment and Retention of IT and eServices Professionals

  Our business involves the delivery of professional services and is labor-intensive. Our success depends upon our ability to attract, develop, motivate and retain highly skilled IT and eServices professionals and project managers, who possess the technical skills and experience necessary to deliver our services. Qualified IT and eServices professionals are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. There can be no assurance that qualified IT and eServices professionals will continue to be available to us in sufficient numbers, or that we will be successful in retaining current or future employees. Failure to attract or retain qualified IT and eServices professionals in sufficient numbers could have a material adverse effect on our business, operating results and financial condition. Historically, we have done most of our recruiting outside of the countries where the client work is performed. Accordingly, any perception among our IT and eServices professionals, whether or not well founded, that our ability to assist them in obtaining temporary work visas and permanent residency status has been diminished, could lead to significant employee attrition.

Government Regulation of Immigration

We recruit IT and eServices professionals on a global basis and, therefore, must comply with the immigration laws in the countries in which we operate, particularly the United States. As of December 31, 1999, approximately 35% of our worldwide workforce was working under H-1B temporary work permits in the United States. Government regulation limits the number of new H-1B permits that may be approved in a fiscal year. On October 22, 1998, the "American Competitiveness and Workforce Improvement Act" was signed into law. The H-1B annual quota for fiscal year 1999 was increased from 65,000 to 115,000. The quota for fiscal years 2000 and 2001 will be 115,000 and 107,500 respectively. Congress is currently debating proposals to further increase the annual H-1B quota. If we are unable to obtain H-1B visas for our employees in sufficient quantities or at a sufficient rate for a significant period of time, our business, operating results and financial condition could be adversely affected.

Variability of Quarterly Operating Results

  The revenues and operating results of the iGate Companies are subject to significant variation from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-materials projects versus fixed-price projects during the quarter. Certain of the iGate Companies recognize revenues on time-and-materials projects as the services are performed, while revenues on fixed-price projects are recognized using the percentage of completion method. Although fixed-price projects have not contributed significantly to revenues and profitability to date, operating results may be adversely affected in the future by cost overruns on fixed-price projects. Because a high percentage of the expenses of many of the iGate Companies are relatively fixed, variations in revenues may cause significant variations in operating results. Additionally, the iGate Companies periodically incur cost increases due to the hiring of new employees and strategic investments in infrastructure in anticipation of future opportunities for revenue growth.

Increasing Significance of Non-U.S. Operations and Risks of International Operations

Our international consulting and offshore software development depend greatly upon business, immigration and technology transfer laws in those countries, and upon the continued development of technology infrastructure. There can be no assurance that our international operations will be profitable or support our growth strategy. The risks inherent in our international business activities include:

 .   unexpected changes in regulatory environments;

 .   foreign currency fluctuations;

 .   tariffs and other trade barriers;

 .   difficulties in managing international operations; and

 .   potential foreign tax consequences, including repatriation of earnings and the burden of complying with a wide variety of foreign laws and regulations.

Our failure to manage growth, attract and retain personnel, manage major development efforts, profitably deliver services, or a significant interruption of our ability to transmit data via satellite, could have a material adverse impact on our ability to successfully maintain and develop our international operations and could have a material adverse effect on our business, operating results and financial condition.

Exposure to Regulatory and General Economic Conditions in India

Our subsidiary, Mascot, utilizes an offshore software development center based in Bangalore with additional offices in Pune and Chennai, India. Mascot also operates recruiting and training centers in India. The Indian government exerts significant influence over its economy. In the recent past, the Indian government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy, including the technology industry. Certain of these benefits that directly affect us include, among others, tax holidays (temporary exemptions from taxation on operating income), liberalized import and export duties and preferential rules on foreign investment and repatriation. To be eligible for certain of these tax benefits, we must continue to meet certain conditions. A failure to meet such conditions in the future could result in the cancellation of the benefits. There can be no assurance that such tax benefits will be continued in the future at their current levels. Changes in the business or regulatory climate of India could have a material adverse effect on our business, operating results and financial condition.

Although wage costs in India are significantly lower than in the U.S. and elsewhere for comparably skilled IT professionals, wages in India are increasing at a faster rate than in the U.S. In the past, India has experienced significant inflation and shortages of foreign exchange, and has been subject to civil unrest and acts of terrorism. Changes in inflation, interest rates, taxation or other social, political, economic or diplomatic developments affecting India in the future could have a material adverse effect on our business, operating results and financial condition.

Intense Competition in the IT Services and eServices Industries

The IT services and eServices industries are highly competitive and served by numerous national, regional and local firms, all of which are either our existing or potential competitors. Primary competitors include participants from a variety of market segments, including "Big Five" accounting firms, systems consulting and implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than we have. There are relatively few barriers to entry into our markets and we may face additional competition from new entrants into our markets. In addition, there is a risk that clients may elect to increase their internal resources to satisfy their applications solutions and eServices needs. Further, the IT services industry is undergoing consolidation, which may result in increasing pressure on margins. These factors may limit our ability to increase prices commensurate with increases in compensation. There can be no assurance that we will compete successfully with existing or new competitors in the IT services and eServices markets.

iGate Companies May Compete with Each Other

iGate Companies may compete with each other for customers, talented employees and strategic relationships. In addition, iGate Capital Corporation may compete with various iGate Companies for acquisition opportunities in the IT services and eServices industries. Such competition may make it more difficult or costly for iGate Capital Corporation or other iGate Companies to enter to into strategic relationships, negotiate acquisitions or conduct business.

Risks Related to Inability to Acquire Additional Businesses

An important component of our strategy for success is our plan to continue to expand our operations through the acquisition of, or investment in, additional businesses and companies. We may be unable to identify businesses that complement our strategy for growth, and even if we succeed in identifying a company with such a business, we may not be able to proceed to acquire the company, its relevant business or an interest in the company for many reasons, including:

 .  a failure to agree on the terms of the acquisition or investment;

 . incompatibility with the management of the company which we wish to acquire or in which we wish to invest;

 .  competition from other potential acquirors (including publicly-traded
   Internet companies, venture capital companies and large corporations, many of which have greater financial resources and brand name recognition than we
   do);

 .  a lack of capital to make the acquisition or investment; and

 .  the unwillingness of the company to partner with us.

If we are unable to continue acquiring and investing in attractive businesses, our strategy for growth may not succeed.

Risks Related to Completed Acquisitions

There can be no assurance that we will be able to profitably manage additional businesses or successfully integrate any acquired businesses without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, operating results and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on our reputation as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. Our failure to manage our acquisition strategy successfully could have a material adverse effect on our business, operating results and financial condition.

Risks Associated with Capital Markets

We currently hold, and plan to increase holdings of, significant interests in non-wholly owned companies and joint ventures. While we generally do not anticipate selling such interests, if we were to divest all or part of them, we might not receive maximum value for these positions. With respect to such entities with publicly traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those entities that do not have publicly traded stock, the realizable value of our interest may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

Concentration of Revenues; Risk of Termination

We have in the past derived, and may in the future derive, a significant portion of our revenues from a relatively limited number of clients. Our five largest clients represented approximately 22%, 23% and 24% of revenues for the years ended December 31, 1999, 1998 and 1997, respectively. EDS accounted for approximately 11% of our revenues for each of the years ended December 31, 1998 and 1997. Most of our projects are terminable by the client without penalty.
An unanticipated termination of a major project could result in the loss of substantial anticipated revenues and could require us to maintain or terminate a significant number of unassigned IT professionals, resulting in a higher number of unassigned IT professionals and/or significant termination expenses. The loss of any significant client or project could have a material adverse effect on our business, operating results and financial condition.

Rapid Technological Change; Dependence on New Solutions

The IT services and eServices industries are characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. Our success will depend in part on our ability to develop IT and eServices solutions that keep pace with industry developments. There can be no assurance that we will be successful in addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our business, operating results and financial condition.

A significant number of organizations are attempting to migrate business applications from a mainframe environment to advanced technologies. As a result, our ability to remain competitive will be dependent on several factors, including our ability to help existing employees maintain or develop mainframe skills and to train and hire employees with skills in advanced technologies.
Our failure to hire, train and retain employees with such skills could have a material adverse impact on our business. Our ability to remain competitive will also be dependent on our ability to design and implement, in a timely and cost-effective manner, effective transition strategies for clients moving from legacy systems to advanced architectures. Our failure to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on our business, operating results and financial condition.

Dependence on Principals

Our success is highly dependent on the efforts and abilities of Sunil Wadhwani and Ashok Trivedi, the Co-Chairman and Chief Executive Officer of iGate Capital Corporation and the Co-Chairman and President of iGate Capital Corporation, respectively. Although Messrs. Wadhwani and Trivedi have entered into employment agreements containing noncompetition, nondisclosure and nonsolicitation covenants, these contracts do not guarantee that they will continue their employment with us or that such covenants will be enforceable. The loss of the services of either of these key executives for any reason could have a material adverse effect on our business, operating results and financial condition.

Risk of Preferred Vendor Contracts

We are party to several "preferred vendor" contracts and we are seeking additional similar contracts in order to obtain new or additional business from large or medium-sized clients. Clients enter into these contracts to reduce the number of vendors and obtain better pricing in return for a potential increase in the volume of business to the preferred vendor. While these contracts are expected to generate higher volumes, they generally result in lower margins. Although we attempt to lower costs to maintain margins, there can be no assurance that we will be able to sustain margins on such contracts. In addition, the failure to be designated a preferred vendor, or the loss of such status, may preclude us from providing services to existing or potential clients, except as a subcontractor, which could have a material adverse effect on our business, operating results and financial condition.

Risks Associated with Intellectual Property Rights

Our success depends in part upon certain methodologies and tools we use in designing, developing and implementing applications systems and other proprietary intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any claims, whether or not meritorious, could:

 .  be expensive and time-consuming to defend;

 .  cause significant and material product shipment and installation delays;

 .  divert management's attention and resources; and/or

 . require us to enter into royalty or licensing arrangements, which may not be available on acceptable terms, or may not be available at all.


A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

Fixed-Price Projects

We undertake certain projects billed on a fixed-price basis, which is distinguishable from our principal method of billing on a time-and-materials basis. Failure to complete such projects within budget would expose us to risks associated with cost overruns, which could have a material adverse effect on our business, operating results and financial condition.

Potential Liability to Clients

Many of our engagements involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Although we attempt to contractually limit our liability for damages arising from errors, mistakes, omissions or negligent acts in rendering our services, there can be no assurance that our attempts to limit liability will be successful. Our failure or inability to meet a client's expectations in the performance of our services could result in a material adverse change to the client's operations and therefore could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.

                              SELLING SHAREHOLDERS

     On July 22, 1999, we issued and sold a senior convertible promissory note in the original aggregate principal amount of $30,000,000 to GE Capital Equity Investments, Inc., under a Note Purchase Agreement dated as of July 22, 1999. The promissory note matures on July 22, 2004. The holder of the note may convert the note at any time prior to maturity and following either an extraordinary default, as that term is defined in the purchase agreement relating to the note, an event of default as that term is defined in the purchase agreement relating to the note, or July 22, 2002. The note is convertible into common stock at an initial conversion price of $21.64 per share, subject to adjustment after the date of this prospectus as provided in the purchase agreement relating to the note. If the selling shareholders choose to exercise their conversion rights in full with respect to the entire amount of the note, they may acquire, and resell with this prospectus, up to 1,386,322 shares of common stock. As used in this prospectus, the term "selling shareholders" includes assignees, transferees and distributees of selling shareholders permitted by the Registration Rights Agreement referred to in the section titled "Plan Of Distribution."

     Because the promissory note may be transferred by the current holder, we are unable to provide information with respect to the identity of the selling shareholders or their relationship with us at this time. In addition, since a selling shareholder may sell all or part of the common stock offered with this prospectus, we cannot estimate the number or percentage of common stock each such selling shareholder will hold upon completion of any offering made hereby. We will include such information in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The shares of common stock being offered by the selling shareholders or anyone to whom they legally transfer such stock may be sold from time to time in one or more transactions. Alternatively, the selling shareholders may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the Shares for whom they may act as agents.

     The shares being offered by the selling shareholder(s) may be sold on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such prices will be determined by the selling shareholder or by agreement between the selling shareholder and underwriters or dealers.

     The shares sold pursuant to this prospectus may be sold in or by

- a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

- purchases by a broker or dealer as principal and subsequent resale by such broker or dealer for its account pursuant to this prospectus,

-  an exchange distribution in accordance with the rules of such exchange,

- ordinary brokerage transactions and transactions in which the broker solicits purchases, and

- privately negotiated transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. A selling shareholder also may, from time to time with our consent, authorize underwriters acting as his agent to offer and sell his shares upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from a selling shareholder in amounts to be negotiated. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales and any discounts and commissions received by them, and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling shareholders. The selling shareholder may also sell shares short and deliver the Shares to close out such short positions. The selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus.

     The selling shareholder may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares, except in accordance with applicable laws. The selling shareholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder which may limit the timing of purchases and sales of those persons. The foregoing may affect the marketability of the Shares.

     Pursuant to a Registration Right Agreement between us and GE Capital Equity Investments, Inc., we have agreed to pay all the fees and expenses incident to the registration of the shares and the reasonable fees and expenses of counsel representing the selling shareholders. However, in the event of an underwritten offering in which the shares are registered, we have agreed to cover only those expenses of the selling shareholders that do not in the aggregate exceed $100,000. In addition, iGate has agreed to maintain the effectiveness of the registration statement until the earlier of (i) such time as all of the shares registered hereunder have been sold pursuant to this prospectus supplement or
(ii) the fourth anniversary of the issuance of the shares to the selling shareholders upon conversion of the note. We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. In addition, the selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public through the SEC's site on the Internet's World Wide Web located at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market and, as such, reports and other information concerning iGate can also be inspected at the offices of the National Association of Securities Dealers, Inc., in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed:

     -  Annual Report on Form 10-K, for the fiscal year ended December 31, 1999;

     - Current Report for events reported on Forms 8-K dated March 9, 2000 and March 13, 2000.

     - The description of the Common Stock, which is registered under Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, filed with the Commission on November 19, 1996.

     - All other reports and other documents filed by us since December 31, 1999, pursuant to Section 13(a), (c), 14 or 15(d) of the Exchange Act.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number: iGate Capital Corporation, 1004 McKee Road, Oakdale, Pennsylvania 15071, Attention: Bruce E. Haney, Managing Director, Chief Financial Officer, telephone: 412-787-2100.
Our Internet addresses are http://www.mastech.com and http://www.igatecapital.com.

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling shareholders.

                                 LEGAL MATTERS

     The validity of the Shares will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Carl A. Cohen, a shareholder of Buchanan Ingersoll Professional Corporation, owned 2,000 shares of Common Stock as of March 30, 2000.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules incorporated by reference in this prospectus as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999, 1998 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                =====================================================
                                  1,386,322 Shares




                                    iGATE CAPITAL
                                     CORPORATION



                                    Common Stock





                                   _______________

                                     PROSPECTUS
                                  ________________



                                   March 30, 2000



                =====================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses of this offering in connection with the distribution of the Common Stock being registered hereby, all of which are to be borne by the Registrant, are as follows:

  SEC registration fee..................................................        $19,250
  Accounting fees and expenses..........................................        $ 2,500
  Legal fees and expenses...............................................        $ 7,500
  Printing..............................................................        $   750
  Miscellaneous.........................................................          1,000

  Total.................................................................        $31,000

Item 15.    Indemnification of Directors and Officers

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law ("PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board or directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     Article 10 of our Articles of Incorporation provides that iGate shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Company is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Company or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of the Company or is or was serving at the request of the Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of the Company, or in any other capacity on behalf of the Company while such person is or was serving as a director or executive officer of the Company, against all expenses, liability and loss, including but not limited to attorney's fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith. The right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights to indemnification in advance of the final disposition thereof promptly after receipt by the Company of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of the Company in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Company.

     The Company has entered into employment agreements with Sunil Wadhwani and Ashok Trivedi, Co-Chairman and Chief Executive Officer and Co-Chairman and President, respectively, which entitle them to be indemnified in their capacities as directors, officers and controlling shareholders of the Company to the full extent not prohibited by law. The Company also has entered into a Shareholders Agreement with Messrs. Wadhwani and Trivedi pursuant to which the Company agrees to indemnify them against certain liabilities, including liabilities under the securities laws, that they may incur in connection with any offering effected pursuant to their registration rights under the Shareholders Agreement.

     The Articles of the Company also provide pursuant to Section 1713 of the PBCL that a director of iGate shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:
(1) the director has breached or failed to perform the duties of his/her office under Section 1712 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of Company does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or Federal law.

     The Company has purchased insurance insuring its directors and officers against certain liabilities which they might incur as directors or officers of the Company or of any other organization which they serve at its request, including certain liabilities under the Securities Act.

Item 16.  Exhibits

     The following is a complete list of Exhibits filed as part of this Registration Statement.

Exhibit No.                                                                                   Reference           Page
---------------                                                                           ------------------  ------------
    5.01         Opinion of Buchanan Ingersoll Professional Corporation.                  Filed herewith          E-1

   23.01         Consent of Arthur Andersen LLP.                                          Filed herewith          E-2

   23.02         Consent of Buchanan Ingersoll Professional Corporation (included in its opinion).

   24.01         Power of Attorney (included on signature page).                          Filed herewith

Item 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof); and

              (iii) To include in such prospectus any additional or changed material information on the plan of distribution contained in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the success defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 29, 2000.


                              iGATE CAPITAL CORPORATION


                              By:   /s/ Sunil Wadhwani
                                    ------------------------------------
                                    Sunil Wadhwani
                                    Co-Chairman and Chief Executive Officer


     We, the undersigned officers and directors of iGate Capital Corporation, hereby severally constitute Sunil Wadhwani, Ashok Trivedi and Bruce E. Haney, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and generally to do all such things in our name and behalf in our capacities as officers and directors to enable iGate Capital Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                     TITLE                            DATE
    /s/ Sunil Wadhwani                         Co-Chairman, Chief Executive               March 28, 2000
---------------------------------------------  Officer and Director (principal
Sunil Wadhwani                                 executive officer)

     /s/Bruce E. Haney                         Managing Director, Chief Financial        March 28, 2000
---------------------------------------------  Officer
Bruce E. Haney

         /s/ Neil M. Ebner                     Corporate Controller                       March 28, 2000
---------------------------------------------  (principal accounting officer)
Neil M. Ebner

                                               Co-Chairman, President and Director       March ___, 2000
---------------------------------------------
Ashok Trivedi


SIGNATURE                                                     TITLE                            DATE
                                               Director                                  March ___, 2000
---------------------------------------------
Ed Yourdon

       /s/ J. Gordon Garrett                   Director                                  March 29, 2000
---------------------------------------------
J. Gordon Garrett

       /s/ Michel Berty                        Director                                  March 29, 2000
---------------------------------------------
Michel Berty

                                 EXHIBIT INDEX

Exhibit No.                                                                                   Reference             Page
-----------                                                                              --------------------  ---------------
 5.01            Opinion of Buchanan Ingersoll Professional Corporation                  Filed herewith              E-1

23.01            Consent of Arthur Andersen LLP                                          Filed herewith              E-2

23.02            Consent of Buchanan Ingersoll Professional Corporation (included in its opinion in Exhibit 5.01)

24.01            Power of Attorney (included on Signature Page)                          Filed herewith
